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                                                                   EXHIBIT 12.01




          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES


           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                  FOR THE YEAR ENDED DECEMBER 31, 1996
                         (AMOUNTS IN THOUSANDS)




EARNINGS:

Earnings before income taxes                                         $ 118,953
Earnings of less than 50%-owned associated companies, net                 (736)
Interest expense                                                        10,121
Portion of rents representative of an interest factor                    1,188
                                                                     ---------

     ADJUSTED EARNINGS AND FIXED CHARGES                             $ 129,526
                                                                     =========

FIXED CHARGES:

Interest Expense                                                     $  10,121
Capitalized interest                                                       342
Portion of rents representative of an interest factor                    1,188
                                                                     ---------

     TOTAL FIXED CHARGES                                             $  11,651
                                                                     =========

RATIO OF EARNINGS TO FIXED CHARGES                                       11.12
                                                                     =========


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